Exhibit 10.28

awilson@duffordbrown.com

November 15, 2007

VIA FEDERAL EXPRESS AND EMAIL

Mr. Gary Keister

WTI, L.L.C.

22722 29th Drive SE, Suite 120

Bothell, WA 98021

VIA FEDERAL EXPRESS AND EMAIL

Benjamin Straughan, Esq.

Perkins Coie LLP

1201 Third Avenue, Suite 4800

Seattle, WA 98101-3099

Re:	Termination of that certain Agreement and Plan of Merger dated August 31, 2007, as amended (the “Agreement”), by and among IPtimize, Inc., a Delaware corporation (“IPtimize”), IP Solutions, Inc., a Colorado corporation (“IP Solutions”), and WTI, L.L.C., a Washington limited liability company (“WTI”)

Dear Mr. Keister and Mr. Straughan:

You will recall that we represent IPtimize with respect to the above-referenced Agreement. Capitalized terms used herein which are not separately defined shall have those meanings set forth in the Agreement. Pursuant to Section 7.01(i) of the Agreement, it is a condition precedent to Closing that IPtimize shall have arranged to refinance or payoff the Whidbey Debt, the Wescom Capital Debt and the Members’ Notes, and IPtimize shall also have secured financing in order to pay the cash portion of the Owners’ Consideration. Article VIII of the Agreement, as amended, provides that if any of the conditions specified in Section 7.01 have not been fulfilled by November 15, 2007, IPtimize and IP Solutions can terminate the Agreement. The financing condition provided in Section 7.01(i) was not met by November 15, 2007. Therefore, WTI is hereby notified that IPtimize and IP Solutions are hereby exercising their right to terminate the Agreement effective immediately. By terminating the Agreement, any obligations of IPtimize and IP Solutions under the Agreement have been extinguished.

Although the Agreement does not specifically address this issue, we kindly request that you return any information provided by IPtimize to WTI as part of WTI’s due diligence review. IPtimize is also prepared to return any information provided by WTI to IPtimize as part of IPtimize’s due diligence review.

November 15, 2007

Pursuant to Section 10.06 of the Agreement, “no Party shall issue or cause the publication of any press release or other public announcement with respect to the transactions contemplated by this Agreement without the written consent of the other Parties.” We have enclosed a copy of the press release that IPtimize plans to publish unless we receive an objection from WTI by November 19, 2007. While IPtimize is attempting to comply with the terms of the Agreement by seeking WTI’s consent, IPtimize has a duty to disclose this type of information to the public.

Please do not hesitate to give me a call if you have any questions.

Very truly yours,

DUFFORD & BROWN, P.C.

/s/ Amy M. Wilson
Amy M. Wilson

AMW/

Enclosure

cc:	Matthew E. Senechal, Esq. (via email – w/ enc.)
Mr. Clinton J. Wilson (via email - w/o enc.)
David J. Babiarz, Esq. (w/o enc.)
John R. Heronimus, Esq. (w/o enc.)